EXHIBIT 10.69

AMENDMENT NO. 4

SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Amendment No. 4 to Second Amended and Restated Business Loan Agreement dated as of May 14, 2003 (this “Amendment”) is executed with reference to the Second Amended and Restated Business Loan Agreement dated as of June 24, 2002 (as amended from time to time, the “Loan Agreement”) between Bank of America, N.A. (the “Bank”) and IMPCO Technologies, Inc. (the “Borrower”).

The parties hereby agree to amend the Loan Agreement as follows:

1.    Defined Terms.  All initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Loan Agreement.

2.    Waiver.  The Bank hereby waives the provisions of the covenants set forth in Sections 11.3, 11.4 and 11.5 of the Loan Agreement as of the calendar month ended April 30, 2003, only. This is a one time waiver only, and the Borrower hereby agrees that it shall strictly comply with these sections as of May 31, 2003 and the last day of each subsequent calendar month.

3.    Modification.  Section 11.2 (b) of the Agreement is amended in its entirety to read as follows:

(b) Within 30 days of each month’s end, the Borrower’s monthly financial statements. These financial statements may be borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

4.    Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon receipt by the Bank of all of the following:

a. Counterparts of this Amendment executed by all parties hereto;

b. Payment of the Bank’s legal fees and expenses of its counsel, including any outstanding invoices; and

c. Such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require.

5.    Fees and Expenses.  Borrower hereby agrees to reimburse the Bank for the Bank’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transaction contemplated hereby together with any and all other fees and expenses currently due and owing to the Bank. Each of the parties hereto hereby agrees that the failure to satisfy the requirements of this Section shall constitute an Event of Default under the Loan Agreement.

6.    Representations and Warranties.  The Borrower hereby represents and warrants that no default under Section 13 of the Loan Agreement which is not waived hereby has occurred and remains continuing.

7.    Release.  As a material inducement to the Bank to enter into this Amendment, the Borrower hereby fully releases and discharges forever Bank of America, N.A., its subsidiaries and affiliated companies, and their respective agents, employees, officers, directors, representatives, attorneys, successors and assigns (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which either of them may have or hold, or have at any time heretofore have or held, arising out of or relating to the Loan Agreement, or any document executed in connection therewith (collectively, the “Loan Documents”), the transactions contemplated thereby or the relationship of the parties hereto arising out of the Loan Agreement or the Loan Documents prior to the effective date of this Amendment. The Borrower (and by executing its consent hereto hereby expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:

“Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Borrower hereby agrees to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys’ fees arising out of the prosecution by Borrower or its successors or assigns, of any action, claim or cause of actions released pursuant to this Section.

8.    Counterparts.  This Amendment may be executed in counterparts in accordance with Section 14.12 of the Loan Agreement.

9.    Confirmation.  In all other respects, the Loan Agreement is confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

IMPCO TECHNOLOGIES, INC.

By:	/s/ TIMOTHY S. STONE
Title:	Acting Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ DAVID P. MAIORELLA
David P. Maiorella, Vice President